Exhibit 99.1
For Immediate Release

Date: October 20, 2016

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Third Quarter Results – Year Over Year Earnings Growth of 79%

BELMONT, MA, October 20, 2016 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $3.18 million or $0.35 per diluted share for the quarter ended September 30, 2016 compared to net income of $1.87 million or $0.21 per diluted share for the quarter ended September 30, 2015 or an increase in net income of 70.2%. This is the Bank’s 13th consecutive quarter of earnings growth. For the nine months ended September 30, 2016 the Company reported net income of $8.67 million or $0.97 per diluted share as compared to net income of $4.85 million or $0.55 per diluted share for the nine months ended September 30, 2015 or an increase in net income of 79.0%.

Robert M. Mahoney, President and Chief Executive Officer, said, "Strong loan growth pushed us past the $2 billion total asset mark this quarter.  Good expense control and sound risk management were the foundations for our 13th consecutive quarter of earnings growth.”

 NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended September 30, 2016 was $12.03 million as compared to $9.80 million for the quarter ended September 30, 2015 or a 22.8% increase. The provision for loan losses for the quarter ended September 30, 2016 was $443,000 as compared to $727,000 for the quarter ended September 30, 2015 or a 39.1% decrease. This resulted in an increase of $2.51 million or 27.7% in net interest and dividend income after provision for loan losses for the quarter ended September 30, 2016 as compared to the quarter ended September 30, 2015. Net interest and dividend income before provision for loan losses for the nine months ended September 30, 2016 was $35.02 million as compared to $27.58 million for the nine months ended September 30, 2015 or a 27.0% increase. The provision for loan losses for the nine months ended September 30, 2016 was $1.78 million as compared to $1.43 million for the nine months ended September 30, 2015 or a 24.7% increase. This resulted in an increase of $7.08 million or 27.1% in net interest and dividend income after provision for loan losses for the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015.

NONINTEREST INCOME

Noninterest income for the quarter ended September 30, 2016 was $680,000 as compared to $693,000 for the quarter ended September 30, 2015 or a decrease of 1.9%. Noninterest income for the nine months ended September 30, 2016 was $2.05 million as compared to $2.40 million for the nine months ended September 30, 2015 or a decrease of 14.6%. These decreases were primarily driven by a decrease in net gains on sales of loans and a reduction in auto loan servicing fees and other auto related income.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended September 30, 2016 was $7.07 million as compared to $6.73 million for the quarter ended September 30, 2015 or an increase of 5.0%. Our efficiency ratio improved to 55.6% during the quarter ended September 30, 2016 from 64.2% during the quarter ended September 30, 2015 as we continue to grow the balance sheet and manage costs. Noninterest expense for the nine months ended September 30, 2016 was $21.31 million as compared to $20.65 million for the nine months ended September 30, 2015 or an increase of 3.2%. Our efficiency ratio improved to 57.5% during the nine months ended September 30, 2016 from 68.9% during the nine months ended September 30, 2015. Effectively managing headcount has contributed to our improvement to our efficiency ratio. Since going public in the fourth quarter of 2011, we’ve grown total assets from $669 million to $2.07 billion, or an increase of 210%, while only increasing full time equivalent employee headcount by 19 from 96 to 115 or 19.8%.

BALANCE SHEET

At September 30, 2016, total assets were $2.07 billion, an increase of $260.83 million or 14.4% from $1.81 billion at December 31, 2015. The Company experienced net loan growth of $251.41 million or 16.4% from December 31, 2015. Residential 1-4 family real estate loans, construction loans, commercial real estate loans, home equity lines of credit and commercial loans increased by $238.24 million, $15.96 million, $13.21 million, $10.82 million and $8.12 million, respectively. Partially offsetting these increases was a decrease in indirect auto loans of $34.10 million, driven by the suspension of new originations due to current market conditions. The asset growth was primarily funded by growth in deposits and federal home loan bank advances.

At September 30, 2016, deposits totaled $1.43 billion or an increase of $156.58 million or 12.3% from $1.27 billion at December 31, 2015. Core deposits, which we consider to include all deposits other than CD’s and brokered CD’s, increased by $91.33 million from $1.01 billion at December 31, 2015 to $1.10 billion at September 30, 2016. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said “Our deposit strategies continue to deliver strong, consistent deposit growth from all our business lines. Our commitment to focusing on targeted business segments, enhancing our commercial relationships and geographically targeting retail programs has been the key to this performance.”

Total stockholders’ equity increased by $10.61 million from $146.20 million as of December 31, 2015 to $156.82 million as of September 30, 2016. This increase is primarily the result of earnings of $8.67 million and a $1.59 million increase in additional paid-in capital related to stock-based compensation.

ASSET QUALITY

The allowance for loan losses in total and as a percentage of total loans as of September 30, 2016 was $12.97 million and 0.72%, respectively, as compared to $11.24 million and 0.73%, respectively, as of December 31, 2015.  For the nine months ended September 30, 2016, the Company recorded net charge offs of $54,000, as compared to net recoveries of $79,000 for the nine months ending September 30, 2015. Total non-performing assets were $1.77 million or 0.09% of total assets as of September 30, 2016 as compared to $3.64 million or 0.20% of total assets as of December 31, 2015.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT.” For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, our ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that are described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Cash and due from banks	$1,764	$1,871
Interest-bearing deposits in other banks	48,006	49,390
Cash and cash equivalents	49,770	51,261
Interest-bearing time deposits with other banks	134	131
Investments in available-for-sale securities	22,216	21,876
Investments in held-to-maturity securities (fair value of $136,448 as of
September 30, 2016 and $136,728 as of December 31, 2015)	134,486	137,119
Federal Home Loan Bank stock, at cost	24,475	18,309
Loans held for sale	900	1,245
Loans, net of allowance for loan losses of $12,969 as of
September 30, 2016 and $11,240 as of December 31, 2015	1,786,362	1,534,957
Premises and equipment, net	2,449	2,657
Accrued interest receivable	4,262	3,781
Deferred tax asset, net	7,893	6,726
Income taxes receivable	897	-
Bank-owned life insurance	35,554	29,787
Other assets	4,351	5,067
Total assets	$2,073,749	$1,812,916

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$184,501	$192,476
Interest-bearing	1,241,594	1,077,043
Total deposits	1,426,095	1,269,519
Federal Home Loan Bank advances	469,250	374,000
Securities sold under agreements to repurchase	3,772	3,695
Other borrowed funds	-	1,020
Accrued interest payable	1,013	993
Deferred compensation liability	7,102	6,434
Income taxes payable	-	184
Other liabilities	9,702	10,868
Total liabilities	1,916,934	1,666,713
Stockholders' Equity:
Common stock; $0.01 par value per share, 100,000,000 shares authorized; 9,102,016 and 9,086,639
shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	91	91
Additional paid-in capital	91,238	89,648
Retained earnings	69,188	60,517
Accumulated other comprehensive income (loss)	121	(116)
Unearned compensation - ESOP	(3,823)	(3,937)
Total stockholders' equity	156,815	146,203
Total liabilities and stockholders' equity	$2,073,749	$1,812,916

Asset Quality Data:
Total non-performing assets	$1,766	$3,639
Total non-performing loans	$1,756	$3,631
Non-performing loans to total loans	0.10%	0.24%
Non-performing assets to total assets	0.09%	0.20%
Allowance for loan losses to non-performing loans	738.55%	309.56%
Allowance for loan losses to total loans	0.72%	0.73%

Share Data:
Outstanding common shares	9,102,016	9,086,639
Book value per share	$17.23	$16.09

Consolidated Capital Ratios:
Common Equity Tier 1 Risk-Based Capital Ratio	10.93%	11.34%
Tier 1 Risk-Based Capital Ratio	10.93%	11.34%
Total Risk-Based Capital Ratio	11.84%	12.22%
Leverage Ratio	7.81%	8.37%

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$14,696	$11,459	$42,247	$32,368
Interest on taxable debt securities	784	764	2,413	2,242
Dividends	193	123	534	245
Other interest income	53	15	136	59
Total interest and dividend income	15,726	12,361	45,330	34,914
Interest expense:
Interest on deposits	2,427	1,989	6,899	5,686
Interest on Federal Home Loan Bank advances	1,271	567	3,407	1,624
Interest on securities sold under agreements to repurchase	1	1	3	2
Interest on other borrowed funds	-	7	5	21
Total interest expense	3,699	2,564	10,314	7,333
Net interest and dividend income	12,027	9,797	35,016	27,581
Provision for loan losses	443	727	1,783	1,430
Net interest and dividend income after provision
for loan losses	11,584	9,070	33,233	26,151
Noninterest income:
Customer service fees	242	253	691	668
Income from bank-owned life insurance	293	247	762	636
Net gain on sales of loans	25	47	191	379
Loan servicing fee income	49	159	253	462
Net gain (loss) on investments held in Rabbi Trust	37	(74)	51	(44)
Other income	34	61	99	295
Total noninterest income	680	693	2,047	2,396
Noninterest expense:
Salaries and employee benefits	4,445	4,357	13,404	13,078
Director compensation	305	151	786	643
Occupancy expense	250	262	742	819
Equipment expense	112	138	326	422
Deposit insurance	322	236	889	687
Data processing	679	789	2,440	2,316
Professional fees	259	155	681	544
Marketing	220	190	648	708
Other expense	474	451	1,389	1,433
Total noninterest expense	7,066	6,729	21,305	20,650
Income before income tax expense	5,198	3,034	13,975	7,897
Income tax expense	2,018	1,166	5,304	3,052
Net income	$3,180	$1,868	$8,671	$4,845
Earnings per share
Basic	$0.36	$0.22	$1.00	$0.56
Diluted	$0.35	$0.21	$0.97	$0.55

Return on average assets	0.63%	0.46%	0.60%	0.43%
Return on average equity	8.12%	5.19%	7.62%	4.60%
Interest rate spread	2.29%	2.33%	2.34%	2.34%
Net interest margin	2.43%	2.47%	2.48%	2.49%
Efficiency ratio	55.61%	64.15%	57.48%	68.89%